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Exhibit 4.1

AMENDMENT NO. 2 TO
RIGHTS AGREEMENT

        This AMENDMENT NO. 2, dated as of September 7, 2004 (this "Second Amendment") to the Rights Agreement (the "Rights Agreement"), dated as of January 25, 1995, by and between Ultimate Electronics, Inc., a Delaware corporation (the "Company") and Wells Fargo Bank, N.A. (formerly known as Norwest Bank Minnesota, N.A.) (the "Rights Agent") as amended by that certain Amendment No. 1 to the Rights Agreement, dated as of January 31, 1995 (the "First Amendment"), is entered into by and between the Company and the Rights Agent. Capitalized terms used without definition herein are as defined in the Rights Agreement.

        WHEREAS, the parties hereto now wish to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement.

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which the parties expressly acknowledge, the parties agree as follows.

        1.     Amendment to Section 7(a). Section 7(a) shall be amended by deleting Section 7(a) in its entirety and replacing it with the following:

          (a)   Except as otherwise provided herein, the Rights shall become exercisable on the Distribution Date, and thereafter the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or agency of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredths of a Preferred Share as to which the Rights are exercised, at any time which is both after the Distribution Date and prior to the earliest of (i) the close of business on February 10, 2007 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date") or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.

        2.     Miscellaneous.

          2.1.  The terms and provisions of the Rights Agreement shall remain in full force and effect except as specifically modified by the First Amendment and this Second Amendment.

          2.2.  This Second Amendment may be executed in one or more counterparts and delivered by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          2.3.  The First Amendment, this Second Amendment and the Rights Agreement (including schedules and exhibits hereto and thereto) sets forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof. This Second Amendment may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the parties hereto.

          2.4.  Each party shall execute and deliver such further documents and instruments and shall take such other further actions as may be required to carry out the intent and purposes of this Second Amendment.

[Signature Page to Follow]

        IN WITNESS WHEREOF, the undersigned have executed this Second Amendment as of the date first above written.

ULTIMATE ELECTRONICS, INC.
By:	/s/ DAVID A. CARTER
Name:	David A. Carter
Title:	Senior Vice-President Finance, Chief Financial Officer, and Secretary
WELLS FARGO BANK, N.A. (successor to Norwest Bank Minnesota, N.A.)
By:	/s/ CHERYL KELLY
Name:	Cheryl Kelly
Title:	Officer and Account Manager

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AMENDMENT NO. 2 TO RIGHTS AGREEMENT